Exhibit 10.20

GULF ISLAND FABRICATION, INC.

NAMED EXECUTIVE OFFICER and DIRECTOR COMPENSATION

For the year ended December 31, 2007

Named Executive Officer Compensation

The following table lists the salary and bonus to be paid to each of the following executive officers for the year ended December 31, 2007.

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus Percentage
Kerry J. Chauvin	2007	$450,000	1.00%	(a)
Chairman of the Board, President and Chief Executive Officer
Kirk J. Meche	2007	$240,000	0.45%	(a)
Executive Vice-President-Operations
Murphy A. Bourke	2007	$210,000	0.40%	(a)
Executive Vice-President-Marketing
Joseph P. Gallagher, III	2007	$190,000	0.40%	(a)
Vice-President-Finance, Chief Financial Officer and Treasurer
William G. Blanchard	2007	$155,000	0.10%	(a)
President and Chief Executive Officer of Gulf Island, L.L.C. (fabrication subsidiary)			0.12%	(b)

(a)	Each executive officer’s bonus will be equal to the specified percentage of the Company’s consolidated income before tax and before deduction of the executive bonuses.

(b)	Mr. Blanchard will receive an additional bonus equal to the specified percentage of Gulf Island, L.L.C.’s separate income before tax and before deduction of this bonus.

Director Compensation

In 2007, each non-employee director, except the Chairman of the Audit Committee and the Financial Expert, will receive an annual fee of $20,000 for his services as a director, a fee of $1,500 for each Board or committee meeting attended in person, and a fee of $1,000 for each board or committee meeting in which the director participates via telephone conference call. The Chairman of the Audit Committee and the Financial Expert will receive an annual fee of $22,000 with the same attendance fees as the other non-employee directors.